PRESS RELEASE
                         SYMBOLLON PHARMACEUTICALS, INC.
                      37 Loring Drive, Framingham, MA 01702
                    Phone: (508) 620-7676 Fax: (508) 620-7111

FOR IMMEDIATE RELEASE

                  SYMBOLLON FINALIZES MIMETIX ASSET ACQUISITION

        Acquisition Modified to Include the Mimetix Intellectual Property

              COMPANY CONTACT:           Paul C. Desjourdy, President
                                         Symbollon Pharmaceuticals, Inc.
                                         (508) 620-7676, x202
                                         www.symbollon.com

              INVESTOR CONTACT:          Barry Kaplan, President
                                         Barry Kaplan Associates
                                         (732) 747-0702
                                         smallkap@aol.com


FRAMINGHAM, MASSACHUSETTS, Monday, June 14, 2004 -- Symbollon Pharmaceuticals, Inc. (OTCBB: SYMBA) today announced that it has closed the acquisition of certain assets of Mimetix Inc., a privately held company, and other related parties associated with their iodine drug development efforts in women's healthcare for 550,000 shares of Symbollon's common stock. These assets include the patient data from thousands of women with fibrocystic breast condition treated with molecular iodine and the related intellectual property.

"Mimetix was the first company to use molecular iodine to treat fibrocystic breast condition. Mimetix enrolled over 3,700 women in clinical studies. Over a thousand of these patients were dosed over one year. Some patients received up to 5 years of exposure to the molecular iodine," said Dr. Jack Kessler, Chairman, Chief Executive Officer and Chief Scientific Officer of Symbollon Pharmaceuticals. "The FDA has instructed Symbollon that safety exposure data should be submitted on at least 1,500 patients. This acquisition provides us with safety exposure data on over 800 patients who were dosed in well controlled studies for up to three years with molecular iodine at or above the daily dose of IoGen(TM) (6.0 mg) that we will use in our the Phase III trials. We intend to submit the Mimetix data as part of the 1,500 patient exposure requirement."

Dr. Kessler continued, "This is a material acquisition for Symbollon. We estimate that the Mimetix data has cut the cost of the IoGen program in half, from $15-20 million to $8-10 million. Additionally, the acquisition brings all of the intellectual property associated with the use of molecular iodine under Symbollon's control. The Mimetix intellectual property includes eight issued U.S. patents and 30 issued foreign patents with coverage in Europe, Asia and South America. When you couple this with our two issued U.S. patents covering IoGen, with foreign coverage in approximately 25 counties, the collective intellectual property provides a substantive barrier to anyone else's use of molecular iodine to treat women for certain indications, including breast cancer, endometriosis and fibrocystic breast condition."

Paul Desjourdy, President of Symbollon, noted "We continue to believe that the market for IoGen is large. The Mimetix information included several prevalence studies indicating that as many as 7 million women suffer from pain and tenderness associated with fibrocystic breast condition. As we prepare to initiate our first Phase III pivotal clinical trial for IoGen, we continue to investigate the possibility of forming a corporate partnership to help complete the commercialization of IoGen."

Symbollon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary drugs based on its molecular iodine technology. Symbollon already has completed Phase I and II clinical trials evaluating IoGen as a potential treatment for moderate to severe cyclic pain and tenderness (clinical mastalgia) associated with fibrocystic breast disease (FBD). FBD is a condition that affects about 24 million women in the U.S., and there are approximately 7 million women suffering from clinical cyclic mastalgia. The Company believes IoGen also may be useful in treating and/or preventing endometriosis, ovarian cysts, and premenopausal breast cancer.

This news release contains statements by the Company that involve risks and uncertainties and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties associated with whether (i) future clinical trial results will support the use of IoGen for the treatment of fibrocystic breast disease, (ii) the clinical data acquired from Mimetix Inc. will be acceptable exposure data for IoGen, (iii) Symbollon will be able to obtain the resources necessary to complete the development process for IoGen and to continue its operations, (iv) IoGen will successfully complete the regulatory approval process, (v) competitive products will receive regulatory approval, (vi) the Company's ability to enter into new arrangements (including with respect to IoGen) with corporate partners and (vii) such other factors as may be disclosed from time-to-time in the Company's reports as filed with the Securities and Exchange Commission. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.

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